EXHIBIT 99.1

Contact Information:
June 19, 2006	Thomas J. Jansen
Chief Financial Officer
414-643-2252

FOR IMMEDIATE RELEASE

RBS Global Announces Receipt of Requisite Consents, Execution of Supplemental Indenture and Pricing of Tender Offer

Milwaukee, WI – June 19, 2006

RBS Global, Inc. (“RBS Global”) announced today the results to date and the pricing terms of its previously announced cash tender offer and consent solicitation with respect to the 10 1/8% Senior Subordinated Notes due 2012 (the “Notes”) of its wholly owned subsidiary Rexnord Corporation (“Rexnord”).

As of 5:00 p.m., New York City time, on June 15, 2006 (the “Consent Date”), which was the deadline for holders who desired to receive the cash consent payment to tender their Notes and deliver their consents, RBS Global had received tenders and consents for $217.314 million in aggregate principal amount of the Notes, representing 96.58% of the outstanding Notes.

Accordingly, the requisite consents to adopt the proposed amendments to the indenture pursuant to which the Notes were issued have been received, and a supplemental indenture to effect the proposed amendments has been executed. The proposed amendments, which will eliminate substantially all of the restrictive covenants and eliminate or modify certain events of default and related provisions contained in the indenture, will become operative when the tendered Notes are accepted for purchase by RBS Global.

The total consideration for the Notes was determined as of 10:00 a.m., New York City time, on June 16, 2006, by reference to a fixed spread of 50 basis points above the yield to maturity of the applicable U.S. Treasury security as described in the Offer to Purchase and Consent Solicitation Statement of RBS Global, dated June 2, 2006 (the “Statement”). The reference yield for the Notes was 5.201%.

The total consideration per $1,000 principal amount of Notes that were validly tendered prior to the Consent Date (the “Total Consideration”) is $1,107.34, which includes a cash consent payment of $30.00. Holders who tender their Notes and deliver their consents after the Consent Date, but prior to the Expiration Date, will receive the tender offer consideration, which consists of the Total Consideration less the cash consent payment of $30.00 per $1,000 principal amount of tendered Notes. All holders of Notes validly tendered prior to the Expiration Date will receive accrued and unpaid interest on their tendered Notes up to, but not including, the payment date for the tender offer and consent solicitation.

Withdrawal and revocation rights with respect to tendered Notes and delivered consents expired as of the Consent Date. Accordingly, holders may no longer withdraw any Notes previously or hereafter tendered or revoke any consents previously or hereafter delivered, except in the limited circumstances described in the Statement.

The tender offer and consent solicitation remains open and is scheduled to expire at 5:00 p.m., New York City time, on June 30, 2006, unless extended (the “Expiration Date”).

The consummation of the tender offer is conditioned upon, among other things, (i) the consummation of the previously announced acquisition of RBS Global by affiliates of Apollo Management, L.P., and (ii) the receipt of $1,420 million in new debt financing relating to such acquisition and the availability of funds therefrom to pay the tender offer consideration described above. If any of the conditions are not satisfied, RBS Global may terminate the tender offer and return tendered Notes, may waive unsatisfied conditions and accept for payment and purchase all validly tendered Notes that are not validly withdrawn prior to expiration, may extend the tender offer or may amend the tender offer.

The complete terms and conditions of the tender offer and consent solicitation are described in the Statement and the related Consent and Letter of Transmittal, copies of which may be obtained by contacting D.F. King & Co., Inc., the information agent for the tender offer and consent solicitation, at (212) 269-5550 or (800) 714-3312 (toll free). Questions regarding the tender offer and consent solicitation may be directed to the Dealer Manager and Solicitation Agent for the tender offer and consent solicitation: Credit Suisse Securities (USA) LLC, which may be contacted at (212) 538-0652 or (800) 820-1653 (toll free).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consent solicitation is being made solely by the Statement and the related Consent and Letter of Transmittal.

About RBS Global and Rexnord Corporation

RBS Global is the parent company of Rexnord. Headquartered in Milwaukee, Wisconsin, Rexnord is a leading worldwide manufacturer of highly-engineered precision motion technology products, primarily focused on power transmission with approximately 5,800 employees worldwide. Rexnord products are sold around the world by over 300 direct sales representatives through a network of multiple service centers and warehouses backed by hundreds of independent stocking distributors.

Forward-Looking Statements

Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include economic and currency conditions, market demand, pricing, and competitive and technological factors, among others, as set forth in SEC filings. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as otherwise required by law.

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